Exhibit 5.2

1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300 Facsimile: (212) 370-7889 www.egsllp.com

July 14, 2021

Presidio Property Trust, Inc.

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

Re:	Registration Statement of Presidio Property Trust, Inc. on Form S-3 (333-251779)

Ladies and Gentlemen:

We have acted as United States counsel to Presidio Property Trust, Inc., Maryland corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of (i) 1,000,000 shares Series A Common Stock of the Company, par value $0.01 per share (the “Series A Common Stock”) and (ii) warrants (the “Pre-Funded Warrants”) to purchase up to 1,000,000 shares of Series A Common Stock, including 1,000,000 shares of Series A Common Stock issuable upon exercise of the Pre-Funded Warrants, in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated April 27, 2021 (the “Base Prospectus”) and the prospectus supplement dated July 12, 2021 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that when the Pre-Funded Warrants are issued, delivered and paid for, as contemplated by the Prospectus, such Pre-Funded Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as to enforceability of any indemnification or contribution provision which may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Securities Purchase Agreement, dated as of July 12, 2021, by and between the Company and the purchaser listed on the signature page thereto; and (e) we have assumed the exercise price of the Pre-Funded Warrants will not be adjusted to an amount below the par value per share of the Series A Common Stock.

Ellenoff Grossman & Schole LLP

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed July 14, 2021, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Experts” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Act, or the rules and regulations of the SEC promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Act, or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP